UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

Item 1: On January 21, 2025, Barington issued the below press release and a letter to shareholders. The letter to shareholders is attached hereto as Exhibit 1 and is incorporated herein by reference.

Change Must Begin at the Top: Barington Capital Sends Letter to Matthews International Shareholders Highlighting its Director Nominees’ Substantial CEO Experience, Relevant Sector Expertise and Deep Commitment to Shareholder Value Creation

Barington Capital Believes Electing Ana Amicarella, Chan Galbato and James Mitarotonda to the Matthews Board Will Best Position the Board to Unlock the Value Embedded Within the Company

Current Board is Radically Entrenched, Long Tenured and Incapable of Holding Management Accountable for 18 Years of Value Erosion

Urges Shareholders to Vote the GOLD Proxy Card “FOR” the Election of ALL of Barington Capital’s Nominees

NEW YORK, January 21, 2025 – Barington Capital Group, L.P. (“Barington Capital”), a fundamental, value-oriented activist investor that, together with the other participants in its solicitation (collectively “Barington” or “we”), beneficially owns approximately 1.9% of the outstanding shares of common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today sent a letter to the Company’s shareholders highlighting the Barington director nominees’ substantial CEO experience, relevant sector expertise and commitment to shareholder value creation. The letter also details why Barington believes electing these three highly skilled nominees – Ana Amicarella, Chan Galbato and James Mitarotonda – to the Matthews Board of Directors (the “Board”) will best position the Board to reverse the Company’s untenable status quo.

Barington encourages all shareholders to review the letter, which is available at https://barington.com/matthews

James Mitarotonda, Chairman and CEO of Barington Capital, said, “The Matthews Board is radically entrenched, long tenured and has utterly floundered in its duty to serve as a fiduciary to Matthews’ shareholders. Given the Board’s composition and tenure, we question its independence from management. There is no better evidence for this than the Board’s retention of Joseph Bartolacci as CEO despite the value he has destroyed at the Company over his 18-year tenure to the severe detriment of shareholders.

“In contrast, Barington’s nominees are highly accomplished executives with much-needed expertise in key sectors crucial to Matthews’ success, significant experience leading value-creating businesses as CEO, and an unwavering commitment to putting shareholders’ interests first. If elected, they will bring their diverse backgrounds, fresh perspectives, and a mindset of accountability to help Matthews enhance its corporate governance, improve its cash flow, focus its businesses and restore share price performance.

“We strongly believe that change must begin at the top. We are confident that our nominees are the right leaders to help unlock the value embedded within Matthews that originally attracted us to invest in the Company in 2022. We invite all shareholders to review Barington’s letter so that they can make an informed decision as to who they should elect to the Board to maximize the value of their investment.”

PROTECT THE VALUE OF YOUR INVESTMENT IN MATTHEWS BY VOTING

THE GOLD PROXY CARD TODAY

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:

Jonathan Gasthalter/Amanda Shpiner

Gasthalter & Co.

212-257-4170

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.

If you have any questions, require assistance in voting your GOLD universal proxy card,

or need additional copies of Barington’s proxy materials,

please contact:

1212 Avenue of the Americas, 17th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Shareholders and All Others Call Toll-Free: (877) 285-5990

E-mail: info@okapipartners.com

Item 2: On January 21, 2025, Barington uploaded the following material to www.barington.com/matthews:

Important Information and Participants in the Solicitation

Barington has filed a definitive proxy statement and associated GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the upcoming annual meeting of stockholders of the Company. Details regarding the Barington nominees and the participants in its solicitation are included in its proxy statement and Barington strongly advises all shareholders of the company to read the proxy statement and other proxy materials as they contain important information.

The participants in Barington’s proxy solicitation are Barington, Barington Companies Investors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, 1 NBL EH, LLC, Joseph Gromek, Ana B. Amicarella and Chan W. Galbato.